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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No.)


			VERSATEL TELECOM INTERNATIONAL N.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)


ORDINARY SHARES, PAR VALUE EURO 0.02 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


					925301301
--------------------------------------------------------------------------------
                                 (CUSIP Number)


			October 17, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

	[ ]  Rule 13d-2(c)
----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  925301301                            SHCEDULE 13G
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

		Merrill Lynch & Co., Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

		Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          47,064,658 ORDINARY SHARES
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH          47,064,658 ORDINARY SHARES
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		47,064,658 ORDINARY SHARES

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

		10.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

		HC, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP No. 925301301                             SCHEDULE 13G


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

		Merrill Lynch INTERNATIONAL

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

		ENGLAND

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES          47,064,658 ORDINARY SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY         47,064,658 ORDINARY SHARES
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING        47,064,658 ORDINARY SHARES
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH           47,064,658 ORDINARY SHARES
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


			47,064,658 ORDINARY SHARES
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

		10.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

	BD, CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 925301301                             SCHEDULE 13G

________________________________________________________________________________
Item 1(a).  Name of Issuer:

	VERSATEL TELECOM INTERNATIONAL N.V.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:
		HULLENBERQWEG 101
		1011 CL AMSTERDAM-ZUIDOOST
		THE NETHERLANDS
________________________________________________________________________________
Item 2(a).  Name of Person Filing:
		MERRILL LYNCH & CO. INC.
		MERRILL LYNCH INTERNATIONAL
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

	MERRILL LYNCH & CO. INC.			MERRILL LYNCH INTERNATIONAL
	FOUR WORLD FINANCIAL CENTER		2 KING EDWARD STREET
	NEW YORK, NEW YORY 10080			LNODON EC1A 1HQ
________________________________________________________________________________

Item 2(c).  Citizenship:

		SEE ITEM 4 OF COVER PAGES
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

		ORDINARY SHARES, PAR VALUE EURO 0.02 PER SHARE
________________________________________________________________________________
Item 2(e).  CUSIP Number:

		SEE COVER PAGE
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     ML & Co. is a parent holding company in accordance with Rule
13d-1(b)(1)(ii)(G).



MLI, a London-based broker-dealer in securities, is a member of the International Securities Markets Association and its activities are regulated by the U.K. Securities and Futures Authority Limited and the London Stock Exchange. MLI is eligible to file this statement of beneficial ownership on Schedule 13G pursuant to a November 24, 1993 no-action letter from the Securities and Exchange's Commission's Division of Corporation Finance (1993 SEC No-Act. LEXIS 1121 (November 24, 1993)).












CUSIP No. 925301301                             SCHEDULE 13G


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
     Item 1.

(a)	Amount beneficially owned:

		SEE ITEM 9 OF COVER PAGES

(b)	Percent of class:

		SEE ITEM 11 OF COVER PAGES

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
SEE ITEM 5 OF COVER PAGES
          (ii)  Shared power to vote or to direct the vote:
							SEE ITEM 6 OF COVER PAGES
          (iii) Sole power to dispose or to direct the disposition of:
							SEE ITEM 7 OF COVER PAGES
          (iv)  Shared power to dispose or to direct the disposition of
							SEE ITEM 8 OF COVER PAGES
_____________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

			If this statement is being filed to report the fact that as
of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ]
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

ML & Co. is a parent holding company. MLI is an indirect wholly owned subsidiary of ML & Co. MLI, a reporting person on this Schedule 13G, has an interest that relates to more than 5% of the class of securities reported herein.
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

			ML & Co. is a parent holding company.

MLI is a London-based broker-dealer in securities which provides its customers with general investment banking, advisory, dealing and corporate finance services, organized under the laws of England and Wales. MLI is an indirect wholly owned subsidiary of ML & Co.
_______________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

			Although ML & Co. and MLI are affiliates and have determined to file jointly, the reporting persons are of the view that their affiliation does not cause them to be acting as a group with in the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 (the "1934 Act").
________________________________________________________________________________


CUSIP No. 925301301                             SCHEDULE 13G

Item 9.  Notice of Dissolution of Group.

			NOT APPLICABLE
________________________________________________________________________________


Item 10.  Certifications.

By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



November 11, 2002

Merrill Lynch & Co., Inc.



/s/
----------------------------------------
Name:  Larwence M. Egan
Title: Attorney-In-Fact*
----------------------------------------
* Executed pursuant to a Power of Attorney, dated November 17, 1995, a copy of which is attached hereto as Exhibit A.



November 11, 2002

Merrill Lynch International



/s/ J. David Montague
-----------------------------------------
Name: J. David Montague
Title: Director**
** Evidence of authority to sign on behalf of MLI is set forth in a Certificate of Incumbency dated [November 6, 2002] and included as Exhibit B to this Schedule 13G.












Exhibit A to Schedule 13G


                               Power of Attorney

The undersigned, Merrill Lynch & Co., Inc. (the Corporation), a Corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T.
Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to
Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and /or delivered, any number, as appropriate, of original, copies or electronic filings of any forms (including without limitation), Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to Section 16 (a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November 1995.



                            MERRILL LYNCH & CO., INC.


                            By:     /s/ David H. Komansky
                            Name:   David H. Komansky
                            Title:  President and Chief Operating Officer




























Exhibit B to Schedule 13G


CERTIFICATE OF INCUMBENCY


I, Debra A. Searle, Company Secretary of MERRILL LYNCH INTERNATIONAL a company organised and existing under the laws of England and Wales with its registered office at Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ, England do hereby confirm that J. David Montague is a duly appointed Director of the Company and, as such, is authorised to sign on behalf of the Company. I further confirm that the signature which appears below is the true specimen signature of J. David Montague.

                                        /s/ J. David Montague
                                        Name: J. David Montague


/s/ Debra A. Searle
Debra A. Searle
Company Secretary

Dated [6 November 2002]




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